EXHIBIT 21.1 PRINCIPAL SUBSIDIARIES OF THE REGISTRANT

Alcor Chemie Vertriebs GmbH (Switzerland)
Innospec Active Chemicals LLC (USA)
Innospec Active Chemicals Limited (U.K.)
Innospec Deutschland GmbH (Germany)
Innospec Developments Limited (U.K.)
Innospec Environmental Limited (U.K.)
Innospec Finance Limited (U.K.)
Innospec France SA (France)
Innospec Fuel Specialties LLC (USA)
Innospec Fuel Specialties Limited (U.K.)
Innospec Holdings Limited (U.K.)
Innospec International Limited (U.K.)
Innospec Leuna GmbH (Germany)
Innospec Limited (U.K.)
Innospec Spain SL (Spain)
Innospec Trading Limited (U.K.)
Innospec Widnes Limited (U.K.)
Novoktan GmbH (Germany)
OBOAdler Company Limited (U.K.)
Societa Italiana Additivi Per Carburanti S.r.l. (Italy)
Innospec Oil Field Chemicals LLC (USA)